Exhibit 99.1
FOR IMMEDIATE RELEASE
COMARCO REPORTS SECOND QUARTER FISCAL 2011
FINANCIAL RESULTS
Revenue of $12.8 Million for the Second Quarter of Fiscal 2011
LAKE FOREST, Calif., September 7, 2010 — Comarco, Inc. (NASDAQ: CMRO), a leading provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal mobile power products, today announced its financial results for the second quarter of fiscal 2011 ended July 31, 2010.
Revenue for the second quarter of fiscal 2011 was $12.8 million compared to $7.6 million for the second quarter of fiscal 2010. Sequentially, revenue increased $5.3 million from the first quarter of fiscal 2011. Gross profit margin for the second quarter of fiscal 2011 was 17% compared to 25% in the second quarter of fiscal 2010. The decrease in gross profit margin was due to increased shipping and material costs required to get the new Manhattan retail product into retail outlets on a timely basis. The Company generated an operating profit from continuing operations of $19,000 compared to a loss from continuing operations of $0.6 million for the same quarter in the prior fiscal year.
The Company reported a net loss of $0.6 million, or $(0.08) per share, for the recent second quarter, entirely driven by severance and associated costs relating to the WTS business which was sold late in fiscal year 2010. This net loss compares to a net loss of $0.7 million, or $(0.09) per share, for the second quarter of the prior fiscal year.
“Our second quarter sales reflect the benefit of the initial retail stocking of our new Manhattan ‘thin and light’ power adapter to Targus,” said Sam Inman, President and Chief Executive Officer of Comarco. “Our OEM business also showed improvement with initial shipments of our new 90 watt DC adapter to Dell and increased sales to Lenovo over the second quarter of the prior year.”
“Our gross margins were adversely affected by the need to airship some Manhattan product configurations during the first two months of the quarter. Looking forward, we expect gross margins to return to normal levels as supply matches demand. Finally, while we see softening in demand in the second half of the year as a result of the slowing economy and our revenue for the second half of our fiscal 2011 fiscal year will not have the benefit of the initial restocking of our new Manhattan product, we currently expect to meet our target of 25% to 30% revenue growth in fiscal 2011 over fiscal 2010 based on where we stand today,” concluded Mr. Inman.
Six Months of Fiscal 2011 Financial Results
•	Revenue of $20.3 million, compared with $9.6 million for the same period of fiscal 2010

•	Gross profit of $3.7 million, compared with $1.6 million for the comparable period last year

•	Net loss of $1.3 million, or $(0.18) per share, compared with a net loss of $3.5 million, or $(0.48) per share
25541 Commercentre Drive Lake Forest, CA 92630     Office: (949) 599-7400     Fax (949)599-1415

Forward-Looking Information
This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. Forward-looking statements include statements regarding expected revenue growth and improved gross margins and all other statements herein not of a historical nature. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including but not limited to the impact of general economic and retail uncertainty and perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products; quarterly and seasonal fluctuations in our revenue or other operating results; fluctuations in the demand for our products and the fact that a significant portion of our revenue is derived from a limited number of customers; additional costs which might be incurred related to our previously announced product recall beyond the reserves established for the recall; unexpected difficulties and delays associated with our efforts to obtain cost reductions and achieve higher sales volumes for our ChargeSource® products; failure to accurately forecast customer demand and the risk that our customers may cancel their orders, change production quantities or delay production; the fact that our products are complex and have short life cycles and the average selling prices of our products will likely decrease over their sales cycles; disruptions in our relationships with our suppliers; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; competitors’ release of competitive products and other actions; factors that adversely impact our cash and cash equivalent balances; and costs and potential adverse determinations arising out of adverse proceedings or litigation. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot assure that the results contemplated in forward-looking statements will be realized in the timeframe anticipated or at all. Further information on potential factors that could affect financial results are included in risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including without limitation, the annual report on Form 10-K for the fiscal year ended January 31, 2010 and in any subsequently filed quarterly report on Form 10-Q.
Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, it cannot guarantee any anticipated future results, levels of activity, performance, or achievements will be realized in the timeframes anticipated or at all. Moreover, neither any other person nor the Company assumes responsibility for the accuracy and completeness of the forward-looking statements. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
25541 Commercentre Drive Lake Forest, CA 92630     Office: (949) 599-7400     Fax (949)599-1415

Earnings Conference Call
Comarco will host a conference call to discuss the financial results for the fiscal second quarter ended July 31, 2010 and current corporate developments at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, September 7, 2010. The dial-in number to access the conference call is (877) 941-2333. A live webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 406-7325, passcode 4358701#. A web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.
About Comarco
Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Sam Inman	Winston Hickman	Doug Sherk/Jenifer Kirtland
President and CEO	VP and CFO	CEO/Managing Director
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7444	(949) 599-7446	(415) 896-6820
saminman@comarco.com	whickman@comarco.com	dsherk@evcgroup.com
25541 Commercentre Drive Lake Forest, CA 92630     Office: (949) 599-7400     Fax (949)599-1415

COMARCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
Revenue	$12,783	$7,580	$20,297	$9,602
Cost of revenue	10,645	5,664	16,557	7,999

Gross profit	2,138	1,916	3,740	1,603

Selling, general and administrative expenses	1,210	1,493	2,617	2,777
Engineering and support expenses	886	1,076	1,788	2,348

	2,096	2,569	4,405	5,125

Operating income (loss)	42	(653)	(665)	(3,522)
Other income (loss), net	(23)	18	(42)	7

Income (loss) from continuing operations before income taxes	19	(635)	(707)	(3,515)
Income tax benefit	—	—	—	—

Net income (loss) from continuing operations	19	(635)	(707)	(3,515)
Income (loss) from discontinued operations, net of income taxes	(594)	(27)	(601)	12

Net loss	$(575)	$(662)	$(1,308)	$(3,503)

Basic and diluted loss per share:
Net loss from continuing operations	$—	$(0.09)	$(0.10)	$(0.48)
Net loss from discontinued operations	(0.08)	—	(0.08)	—

	$(0.08)	$(0.09)	$(0.18)	$(0.48)

Weighted average common shares outstanding:
Basic	7,327	7,327	7,327	7,327

Diluted	7,327	7,327	7,327	7,327

Common shares outstanding	7,327	7,327	7,327	7,327

25541 Commercentre Drive Lake Forest, CA 92630     Office: (949) 599-7400     Fax (949)599-1415

COMARCO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 31,
	2010	2010(A)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,493	$10,127
Accounts receivable due from customers, net	14,133	10,655
Accounts receivable due from suppliers, net	1,155	834
Inventory, net	1,266	935
Other current assets	426	280

Total current assets	22,473	22,831
Property and equipment, net	932	1,072
	$23,405	$23,903

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$4,410	$1,134
Accrued liabilities	9,666	12,212
Line of credit	1,000	1,000

Total current liabilities	15,076	14,346
Tax liability	33	33
Deferred rent	—	63
Total liabilities	15,109	14,442

Stockholders’ equity	8,296	9,461
	$23,405	$23,903

(A) Derived from the audited consolidated financial statements as of January 31, 2010.
25541 Commercentre Drive Lake Forest, CA 92630     Office: (949) 599-7400     Fax (949)599-1415